Exhibit 10.28

IRV NEGER

TERMS OF EMPLOYMENT

Title:	Sr. Vice President – Softlines

Weekly Salary:	$4,326.92 per week ($225,000 per annum)

Starting Date:	First week of September, 2000

Bonus:

Participation in the Target Bonus Plan with an opportunity to earn 30% of fiscal year base salary in each fiscal year beginning with the fiscal year starting September 2, 2001, subject to all terms and conditions of Plan.

Special Bonus:

In lieu of participation in any bonus plan for the period through September 1, 2001, the Company will make payments of $25,000 on each of the following dates (subject to continued employment on the date of payment): September 15, 2000, October 15, 2000, April 1, 2001, July 1, 2001, and September 15, 2001.

Stock Options:	An option of 100,000 shares will be recommended to the Stock Option Committee to be granted under the 1989 Non-Qualified Stock Option Plan within ten (10) days after employment starting date.

Temporary Housing:

Company will pay for the direct monthly leasing costs of a one (1) bedroom furnished apartment in Charlotte for a period of three (3) months. If a longer period of time is necessary, it will be reviewed on a monthly basis, not to exceed a total of six (6) months.

Moving Expenses:	Company will make arrangements and pay to move your household effects from Wexford, Pennsylvania to Charlotte.

Confirmed

/s/ Irv Neger
Irv Neger

IRV NEGER

TERMS OF EMPLOYMENT

Pre-Move Travel:	Three (3) trips for both you and your wife to travel to and from Charlotte for the purpose of taking care of personal needs relating to your move.

Medical and Life Insurance:	Coverage under Group Medical Plan, Medical Expense Reimbursement Plan, and Life Insurance Plan in accordance with terms of Plan, effective date of hire.

Vacation:

Ten working days during the period from September 2000 through April 2001, and fifteen (15) working days during each twelve (12) month period commencing May 1, 2001 accruing rateably during the periods. We will work with you on a reasonable basis so that any vacation you planned in advance in the first prorated vacation year can be taken by permitting you to use vacation from the next year in advance.

Severance:

Company will pay severance of three (3) months base salary in equal bi-weekly installments during the three (3) month period if the Company terminates your employment for reasons other than “cause”. (“Cause” is defined as willful failure to comply with reasonable written directives of the President, CEO; chronic absenteeism not resulting from medical disability; willful misconduct or gross negligence; willful violation of substantive Company policies, practices or procedures; or indictment for or conviction of a crime involving an act of moral turpitude.)

Confirmed:

/s/ Irv Neger
Irv Neger

Dated:	7/31/00